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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in Pre-effective Amendment No. 1 to Registration Statement No. 333-11261 of Wild Oats Markets, Inc. on Form S-1 of our report dated
September 6, 1995 (October   , 1996 as to the third paragraph of Note 1),
relating to the consolidated balance sheet of Alfalfa's, Inc. and subsidiaries as of June 25, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended June 25, 1995 and June 26, 1994, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial and Operating Data of Alfalfa's, Inc." and "Experts" in such Prospectus.


Denver, Colorado

October , 1996


The accompanying consolidated financial statements reflect a 1.7735 for 1 split of Common Stock, which is to be effected prior to the effective date of a proposed initial public offering. The above consent is in the form which will be signed by Deloitte & Touche LLP upon consummation of the above event, which is described in the third paragraph of Note 1 of Notes to Consolidated Financial Statements, and assuming that, from September 6, 1995 to the date of such event, no other event shall have occurred that would affect the accompanying consolidated financial statements and notes thereto as of June 25, 1995 and for the years ended June 25, 1995 and June 26, 1994.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Denver, Colorado
October 1, 1996